Exhibit 99.1

DSM to Acquire Martek to Add New Nutrition Growth Platform

HEERLEN, Netherlands and COLUMBIA, Md., Dec. 21, 2010 —

•                  DSM (NYSE Euronext: DSM KON) to offer US$31.50 for each share of Martek Biosciences Corporation (Nasdaq: MATK) in an all-cash transaction (through a tender offer)

•                  Total consideration of US$1,087 million (about euro 829 million)

•                  Offer price represents 35% premium to Martek’s closing share price on December 20, 2010

•                  Martek Board of Directors recommends the offer

•                  Acquisition adds new growth platform for natural, healthy Polyunsaturated Fatty Acids (PUFAs) nutrition ingredients (Omega-3 DHA and Omega-6 ARA)

•                  PUFAs are clinically proven to have important human health benefits. Martek is a leader in this field with strong positions, especially in Infant Formula Nutrition applications

•                  Acquisition positions DSM as a leader in PUFAs and in Infant Nutrition, greatly strengthens DSM’s presence in the United States and expands DSM’s complementary technology platform in the field of algal and other microbial fermentations

•                  Martek’s growth will be accelerated by DSM’s global market reach, technology base and application skill capabilities, its insights in the food, beverage and global dietary supplements markets and its strength in industrial biotechnology and related applications

•                  Acquisition is immediately EPS accretive

Royal DSM N.V., the global Life Sciences and Materials Sciences company, and Martek Biosciences Corporation today announce that they have entered into a definitive agreement  under which DSM will acquire all the outstanding shares of common stock of Martek for US$31.50 in cash per share for total consideration of US$1,087 million.  The transaction has been approved by DSM’s Supervisory Board and is recommended by Martek’s Board of Directors. Subject to customary conditions, the tender process is expected to close in February 2011, and the transaction is expected to close in the first or second quarter of 2011.

The agreed price represents a premium of 35% to Martek’s closing share price of US$23.36 on December 20, 2010, and 39% to the volume weighted average closing price of Martek’s common stock over the last 90 days.

The Transaction

The acquisition is structured as an all-cash tender offer for all the outstanding shares of Martek common stock to be followed by a merger in which each remaining share of Martek common stock would be converted into the same cash per share price paid in the tender offer. The tender offer is expected to commence between 10 January 2011 and 25 January 2011. The Martek Board of Directors has recommended that Martek stockholders accept the offer and tender their shares into the offer when it is made. The acquisition is subject to the satisfaction of customary conditions, including the tender of a majority of the outstanding shares of Martek common stock on a fully-diluted basis and the expiration or earlier termination of the Hart-Scott-Rodino antitrust waiting period and other regulatory approvals. The tender process is expected to close in February 2011, and the transaction is expected to close in the first or second quarter of 2011.

The transaction is not subject to a financing condition, and DSM intends to finance the acquisition from existing cash.

Strategic rationale

The purchase by DSM of Martek, a U.S. based producer of high value products from microbial sources that promote health and wellness through nutrition, will be the first major acquisition by DSM after its successful transformation into a Life Sciences and Materials Sciences company. This transaction is fully in line with DSM’s strategy for its Nutrition cluster “continued value growth” and adds a new growth platform for healthy and natural food ingredients for infant formula and other food and beverage applications, especially focused on Polyunsaturated Fatty Acids (PUFAs) such as microbial Omega-3 DHA (docosahexaenoic acid) and Omega-6 ARA (arachidonic acid).

There is significant, broad based scientific evidence about the link between health and nutrition. PUFAs have been clinically proven to have a positive impact on human health and Martek is a leader in this field. Martek therefore represents an attractive strategic acquisition for DSM. It will provide DSM with new opportunities in the infant nutrition segment as well as food and beverage and dietary supplements and create a strong platform for DSM to enter the fast growing Omega-3 and Omega-6 market through Martek’s microbial DHA and ARA products.

DSM will be able to leverage DSM’s global nutritional infrastructure (global market reach, application skills, R&D and manufacturing technology base) to channel and accelerate the growth of these products into other regions, applications and market segments beyond Martek’s current strong US-based position in infant formula ingredients and growing position in food and beverage and dietary supplement applications. As a result of the scale and resources that DSM can bring to the already solid businesses of Martek, DSM instantly becomes a leading player in the field of microbial PUFAs and through this attractive growth segment expects to drive compelling financial performance for its shareholders. The acquisition is immediately EPS accretive for DSM by 15 to 20 euro cents per ordinary share on a full year basis.

The two companies already have a longstanding relationship as DSM supplies Martek with the key base material for its ARA product. DSM has complementary intellectual property to the broad range of patents and intellectual property Martek owns, which will further extend the competitiveness of the combined company’s proprietary products.

DSM will also benefit from Martek’s recent acquisition of Amerifit, an attractive consumer business for branded dietary supplements with very specific health benefits, which it will be able to use as an additional marketing channel for both Martek as well as DSM ingredients.

Furthermore, Martek’s algal and other microbial-based biotechnology platform and its robust algal technology pipeline which complements DSM’s own biotechnology portfolio, is expected to deliver new nutritional and non-nutritional (industrial) growth opportunities.

The acquisition is expected to realize material revenue synergies through expanded distribution, marketing and product development as well as other operational efficiencies, and will accelerate DSM’s revenue growth.

Martek is headquartered in Columbia Maryland USA and had annual net sales of US$ 450 million for its fiscal year which ended October 31, 2010. Martek has five principal locations and some 600 employees.

Feike Sijbesma, CEO/ Chairman of the DSM Managing Board, said:

“Martek is a great company and a leader in the innovation, development, production and sale of high-value products from microbial sources that promote health and wellness through nutrition. DSM has enormous respect for Martek’s products, organization and people. We look forward to working with their highly skilled team.

“This acquisition is an attractive and logical next step for DSM. Martek’s leading position in healthy, natural ingredients and algal technology will add a new growth platform to our Nutrition business. DSM is a unique partner for Martek and, with our strong track record of growing businesses in competitive environments, we believe we can help to lift Martek to the next level.”

Martek’s Chairman, Robert J. Flanagan, said:

“We are proud of the achievements of our company and are pleased to see the company’s value recognized by DSM. Following thorough analysis by our board of directors, we have determined that this transaction offers the best value for our stockholders.”

Martek’s CEO, Steve Dubin, said:

“We are pleased to announce this transaction, and we believe that it is in the best interest of Martek and our stockholders. After careful analysis, our board of directors unanimously approved this transaction with DSM, which has a strong reputation and global operations. We are pleased that this transaction appropriately recognizes the value of Martek’s nutritional ingredients, technology platform, market position and skilled workforce, while providing significant value to our stockholders. We have worked collaboratively with DSM for many years, and we are confident that they share our vision for Martek’s future.”

Conference calls

Today DSM will hold a conference call for the media from 08.30 AM — 09.00 AM CET (+31 (0)10 29 44 224 or +44 (0) 203 365 3207) and a conference call for investors and analysts from 09.30 AM — 10.30 AM CET (+31 (0)10 29 44 271 or +44 (0) 203 365 3207). Also, more information can be found in the presentation that can be downloaded from the Investors section of the DSM website www.dsm.com. The calls will be recorded and will be available for replay on www.dsm.com.

Additional information

Allen & Company LLC is serving as exclusive financial advisor to Martek in the transaction. Hogan Lovells US LLP is serving as legal counsel to Martek and Morris, Nichols, Arsht & Tunnell LLP is serving as legal counsel to Martek’s independent directors. JP Morgan plc is serving as financial advisor to DSM, and Cleary Gottlieb Steen & Hamilton LLP is serving as legal counsel to DSM.

DSM — the Life Sciences and Materials Sciences Company

Royal DSM N.V. creates solutions that nourish, protect and improve performance. Its end markets include human and animal nutrition and health, personal care, pharmaceuticals, automotive, coatings and paint, electrical and electronics, life protection and housing. DSM manages its business with a focus on the triple bottom line of economic performance, environmental quality and social responsibility, which it pursues simultaneously and in parallel. DSM has annual net sales of about euro 8 billion and employs some 22,700 people worldwide. The company is headquartered in the Netherlands, with locations on five continents. DSM is listed on Euronext Amsterdam. More information: www.dsm.com

Martek

Martek is a leader in the innovation, development, production and sale of high-value products from microbial sources that promote health and wellness through nutrition. The Company’s technology platform consists of its core expertise, broad experience and proprietary technology in areas such as microbial biology, algal genomics, fermentation and downstream processing. This technology platform has resulted in Martek’s development of a number of products, including the company’s flagship product, life’sDHA™, a sustainable and vegetarian source of algal DHA (docosahexaenoic acid) important for brain, heart and eye health throughout life for use in infant formula, pregnancy and nursing products, foods and beverages, dietary supplements and animal feeds. The Company also produces life’sARA™ (arachidonic acid), an omega-6 fatty acid, for use in infant formula and growing-up milks. Martek’s subsidiary, Amerifit Brands, develops, markets and distributes branded consumer health and wellness products and holds leading brand positions in all of its key product categories. Amerifit products are sold in most major mass, club, drug, grocery and specialty stores and include: Culturelle®, a leading probiotic supplement; AZO, the leading OTC brand addressing symptom relief and detection of urinary tract infections; and Estroven®, the leading all-natural nutritional supplement brand addressing the symptoms of menopause.

For more information on Martek Biosciences, visit www.Martek.com. For a complete list of life’sDHA™ and life’sARA™ products, visit www.lifesdha.com. For more information about Amerifit Brands, visit http://www.amerifit.com.

For more information:

DSM Corporate Communications Herman Betten tel. +31 (0) 45 5782017 fax +31 (0) 45 5740680 e-mail media.relations@dsm.com	DSM Investor Relations Hans Vossen tel. +31 (0) 45 5782864 fax +31 (0) 10 4590275 e-mail investor.relations@dsm.com

Brunswick Group Jennifer Lowney/Justin Dini Tel +1 212 706 7889 e-mail dsm@brunswickgroup.com	Brunswick Group Kate Miller/Jonathan Glass Tel +44 20 7396 3544 e-mail dsm@brunswickgroup.com

Martek Corporate Communications Cassie France-Kelly Tel. +1 443-542-2116 e-mail media@martek.com	Martek Investor Relations Kyle Stults Tel. +1 443-542-2565 e-mail investors@martek.com

Additional Information

The tender offer described in this new release has not yet been commenced.  This news release and the description contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of Martek. At the time the tender offer is commenced, DSM and its wholly-owned subsidiary, Greenback Acquisition Corporation, intend to file a Tender Offer Statement on Schedule TO containing an offer to purchase, a form of letter of transmittal and other documents relating to the tender offer and Martek intends to file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. DSM, Greenback Acquisition Corporation and Martek intend to mail these documents to the stockholders of Martek. These documents will contain important information about the tender offer and stockholders of Martek are urged to read them carefully when they become available. Stockholders of Martek will be able to obtain a free copy of these documents (when they become available) and other documents filed by Martek, DSM or Greenback Acquisition Corporation with the Securities and Exchange Commission at the website maintained by the SEC at www.sec.gov.  In addition, stockholders will be able to obtain a free copy of these documents (when they become available) from the information agent named in the offer to purchase or from DSM.

Forward Looking Information

This presentation contains certain forward looking statements that involve a number of risks and uncertainties.  Such statements are qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such statements. Such risks and uncertainties include: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many Martek stockholders will tender their stock in the offer; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; any conditions imposed in connection with consummation of the tender offer and the merger; satisfaction of various other conditions to the completion of the tender offer and the merger contemplated by the merger agreement; and other risk factors as set forth from time to time in DSM’s Annual Report and in filings with the SEC including, but not limited to, Part I, Item 1A of Martek’s Form 10-K for the fiscal year ended October 31, 2009, other Martek reports on Form 10-K, Form 10-Q and Form 8-K and, when made, DSM’s Schedule TO and related documentation and Martek’s Schedule 14D-9 to be filed in connection with the tender offer. The inclusion of a forward-looking statement herein should not be regarded as a representation by DSM or Martek that DSM’s or Martek’s objectives will be achieved. DSM and Martek undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

The English language version of this press release supersedes all other language versions.